EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Paul J. Plante and Charles L. Pope, or either of them, his true and lawful attorney-in-fact and agent with respect to the execution and filing of a Securities and Exchange Commission Form S-8 Registration Statement for the Reptron Electronics, Inc. 2004 Stock Option Plan with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 11, 2006, by the following persons in the capacities indicated.

NAME	CAPACITY
/s/ Paul J. Plante	Director
Paul J. Plante

/s/ Carl Vertuca, Jr. Carl Vertuca, Jr.	Director

/s/ William Kullback William Kullback	Director

/s/ Hal Purkey Hal Purkey	Director

/s/ Robert Bradshaw Robert Bradshaw	Director

/s/ Kirk Waldron Kirk Waldron	Director